EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-252191 on Form S-3 and Registration Statement Nos. 333-186974 and 333-164603 on Form S-8 of our reports dated October 13, 2022, relating to the financial statements of Commercial Metals Company and subsidiaries, and the effectiveness of Commercial Metals Company and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended August 31, 2022.

/s/ Deloitte & Touche LLP

Dallas, Texas
October 13, 2022